Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 4, 2024 (except for Note 14, as to which the date is March 4, 2025), with respect to the consolidated financial statements of Stellus Capital Investment Corporation for the year ended December 31, 2023 and for each of the two years in the period ended December 31, 2023 included in the Annual Report of Stellus Capital Investment Corporation on Form 10-K for the year ended December 31, 2024, which is incorporated by reference in the Prospectus contained in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in the Prospectus contained in this Registration Statement, and to the use of our name as it appears under the captions “Independent Registered Public Accounting Firm” and “Senior Securities.”

/s/ GRANT THORNTON LLP

Dallas, Texas

August 4, 2025